Third Amendment to Promissory Note

THIS THIRD AMENDMENT TO PROMISSORY NOTE dated this 15TH day of June 2005, is by and among DW Leasing Company, LLC, a Mississippi limited liability company (“Borrower”) and Fair Holdings, Inc. (“Fair”), an Ohio corporation. The parties agree as follows:

Recitals

WHEREAS, Borrower and Fair entered into that certain Promissory Note dated January 17, 2002 in the principal amount of $500,000 which was amended by a certain amendments to dated August 31, 2003 and November 29, 2004 (collectively “Note’);

WHEREAS, Fair has agreed amend the Note again in order to increase the amount that Borrower may borrow under the Note from $800,000.00 to $1,300,000.00;

WHEREAS, Fair is willing to amend the Note subject to the terms herein and subject to the amendment of the Note as herein provided;

NOW THEREFORE, in consideration of the premises, and the mutual promises herein contained, the parties agree that the Note shall be, and hereby is, amended as provided herein and the parties further agree as follows:

1.

Increase in the allowable principal balance: The Note’s principal balance of $800,000.00 is hereby increased to $1,300,000.00 such that Borrower may borrow up to a total amended principal balance on the Note of $1,300,000.00.

All other terms and conditions contained in the Note shall remain the same and shall continue in full force and effect that are not specifically amended herein and shall continue during the term of the Note without change.

IN WITNESS WHEREOF, Borrower, and Fair have caused this Third Amendment to Promissory Note to be executed by its duly authorized by their representatives as of the day first written above.

Fair Holdings, Inc. By: /s/ Timothy S. Durham Timothy S. Durham, CEO	DW Leasing Company, LLC By: /s/ Timothy S. Durham Timothy S. Durham, Member